Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000

NEWS RELEASE

MEDIA CONTACT: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	INVESTOR CONTACT: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

Marsh & McLennan Companies Announces Pricing of $500 Million Senior Notes Offering

NEW YORK, March 3, 2015 — Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $500 million of 2.350% senior notes due 2020 (the “Notes”). The Company intends to use the net proceeds for general corporate purposes. The closing of the Notes offering is expected to occur on March 6, 2015, subject to certain customary conditions. Citigroup, HSBC, Barclays and Goldman, Sachs & Co. are acting as joint book-running managers for the Notes offering. GC Securities, a division of MMC Securities Corp., Scotiabank and Wells Fargo Securities are acting as co-managers for the Notes offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering. Before you invest, you should read the prospectus supplement and the base prospectus for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov; alternatively, copies may be obtained from: (i) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146 or by email at Prospectus@citi.com, (ii) HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York, 10018, telephone: 1-866-811-8049, email: Debtprospectus@us.hsbc.com, (iii) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, by email at barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847 and (iv) Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York, 10282, telephone: 1-866-471-2526, facsimile: (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT MARSH & MCLENNAN COMPANIES

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in risk, strategy and people. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in talent, health, retirement, and investment consulting; and OLIVER WYMAN is a global leader in management consulting. With 2014 annual consolidated revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates.

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